Exhibit 99.2

COMARCO, INC., #11070944

COMARCO SECOND QUARTER 2007

September 14, 2006, 11:00 AM ET

Chairperson: Tom Franza

Operator:	Good morning and afternoon ladies and gentlemen and thank you for standing by. Welcome to the Comarco Second Quarter 2007 Conference Call. At this time, all participants’ lines are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero and a conference coordinator will assist you. As a reminder, this conference is being recorded Thursday, September 14th of 2006. At this time, I’d like to turn the presentation over to the Jenifer Kirtland with the EVC Group. Please go ahead ma’am.

Jenifer Kirtland:	Thank you operator. Hello and thank you for joining us for the Comarco Second Quarter Conference Call. With us today are Tom Franza, President and Chief Executive Officer of Comarco and Dan Lutz, Chief Financial Officer.

Before the market opened this morning, Comarco announced results for the fiscal second quarter of 2007 that ended on July 31st, 2006. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll get one to you immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Thursday, September 21st at midnight Pacific Time. The replay number is 1-800-405-2236 or for international callers 1-303-590-3000. You will need to use the pass code 11070944 followed by the pound sign to access this replay. A webcast of this call will also be available at www.comarco.com.

Before we get started, as a reminder, during course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call, which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings included but not limited to the company’s report on Form 10-Q for the quarter ended July 31, 2006. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

And now I’d like to turn the call over to Tom Franza, President and CEO of Comarco.

Tom Franza:	Thank you Jenifer. Thanks everyone for joining us today. I’d like to start off my comments with a brief description of our progress as we execute on our FY ‘07 business plan.

First we are engaged on a number of important projects to upgrade several thousand call boxes for digital cellular and text operation. These new call box projects are based on design investments completed earlier this year. The projects are proceeding very well and will produce strong revenue growth during the fiscal year.

Second, we are developing the next generation wireless test and measurement product line. Our new Aer product line incorporates all of the functionality of our older Seven.Five product platform as well as advanced support for new Aer interface initiatives. The new Aer product line will provide our wireless industry customers with the ability to test voice, data, and video and will support HSDPA, EvDO, Rev A, TD-SCDMA as well as all of the newer technology evolutions that are coming.

The design of our next generation ChargeSource 90 Watt Titan product for worldwide retail sales is nearing completion and we have kicked off development of two new products designed specifically for high volume, laptop computer applications.

These new products will help us advance our position in the retail segment and will position us for OEM-branded options and OEM in-the-box opportunities.

Now I’d like to provide you with a high level update on each of our businesses starting with Wireless Test Solutions. As you know, starting in 2002 we began developing our first 3G product platform, Seven.Five, in collaboration with our European partner SwissQual. Earlier this year SwissQual was sold to Spirent Communications, a UK company.

On the positive side, Comarco realized a large gain from the sale of its 18% ownership in SwissQual and expects additional gains in the future as earn out and escrow provisions as funds are earned and released. On the negative side, there has been a fall off in sales that had been expected from SwissQual during the current fiscal year.

The transition of the relationship from SwissQual is an opportunity to launch a newer and stronger product line with even stronger partners for technology, sales and support. Our new product line with new partners is currently in development and we look forward to making announcements at the appropriate times.

Moving on to call box, within our call box business we are experiencing strong growth as state and local government agencies upgrade their call box systems to GSM and CDMA digital as well as adding text capability for the speech and hearing impaired. We have won a large number of contracts and expect that upgrade business will continue through our fiscal 2008. We are currently working on projects for New York City and various California customers including San Diego, Santa Barbara, Riverside, Orange, San Benito, and MTC, which includes the nine bay area counties.

Now moving on to ChargeSource, the power adapter market consists of two major segments, the first is retail, which includes big box and specialty retailers, third-party branded options, and OEM-branded options. The second major segment is OEM in-the-box.

First I will address the retail segment. We believe this market segment size is approximately $100 million per year and is best served in conjunction with established channel brand distributors such as our distribution partner, Kensington, and directly through OEMs for branded options. Success in retail also requires a broad line of programmable power adapters with support for a very large number of portable devices. ChargeSource currently supports more than 5,000 such devices including most laptop computers, cell phones, music players and DVD players. We are currently shipping and expect that deliveries into retailers will grow as Kensington drives placement in the U.S.

Looking forward, we are putting more emphasis on Europe where we believe there is excellent potential for growth. We are also shipping a third-party option Duracell branded for sell through Dell and Toshiba. We are working closely with Dell, Lenovo, and other major OEMs to understand their product launch plans and to develop future products that could be sold as OEM-branded options.

Not only do we have the requisite IP for programmability, but with our proprietary small form factor construction technology, we can offer products that have significant competitive advantage. We believe that this combination of advantages is important to customers, it is unique and it is sustainable.

A breakthrough for OEM-branded options has the potential to dramatically increase our current retail revenue and is therefore one of our highest priorities for FY ‘07.

Now I will address the OEM in-the-box segment. The OEM in-the-box segment has the potential for unit deliveries counted in the tens of millions. The OEM brand is always used. This segment requires ultra low cost, high value manufacturing, worldwide support, and logistics capabilities. This is a $1 billion a year market segment with approximately $500 million of that for notebook computer power adapters. It is intensively price sensitive and is currently addressed by a large number of low-cost Asian manufacturers. None of the manufacturers that address this segment are dominate and all use standard technology currently.

We are working closely with Dell and the other major notebook OEMs to develop products that meet their specifications for OEM in-the-box opportunities. We have started two product development projects to produce platform designs for OEM-branded and in-the-box opportunities. The developments are scheduled to be completed during the first half of FY ‘08.

The in-the-box segment can best be served in conjunction with a manufacturing partner that can provide ultra low cost, high volume manufacturing, worldwide support, and logistics capabilities. We are currently exploring the possibility of such partnerships and we will announce progress at the appropriate time.

We believe we have a winning strategy for ChargeSource and have defined some very important goals. One, continue our progress and growth in retail, particularly Europe. Two, develop products that will allow us to breakthrough in the OEM-branded options and OEM in-the-box categories. Three, enhance our ChargeSource supply chain and develop manufacturing partners for very high volume OEM opportunities.

We believe that the wireless test market will be positively impacted by the release of new licenses in the U.S. and China and by the technology evolution from 3G to early 4G technologies. With our next generation products and new partner structure starting in fiscal 2008, we expect to resume our progress in this product line. We will continue to execute on our backlog of call box contracts this year and into fiscal 2008.

Our strong cash position provides us with the means to invest in technology, product, and distribution as necessary. I’m very excited about our prospects going forward and look forward to keeping you informed as we execute on our business plan.

With that, I’d like to turn the call over to Dan for a brief overview of our financial results for the second quarter. Dan?

Dan Lutz:	Thank you Tom. Good afternoon ladies and gentlemen. As we have filed our Form 10-Q with the SEC, which includes detailed financial information related to each of our three businesses, I’d like to keep my comments brief and focus on certain highlights for the second quarter. I’ll also be happy to field any questions on those items of interest not covered in my comments.

Our revenue for the second quarter of fiscal ‘07 which ended July 31st, ‘06 increased 17% compared to the second quarter of fiscal ‘06. This increase was driven by the top line performance of our call box and ChargeSource businesses and partially offset by a decreased sales of our WTS products.

Call box revenue for the second quarter of fiscal ‘07 was $4.7 million, which was up 34% compared to the second quarter of fiscal ‘06. But during the second quarter we commenced upgrade work on the call box systems owned by the Metropolitan Transportation Commission SAFE, which services the nine counties of the San Francisco Bay area. We also commenced and completed upgrade projects located in the California counties of Merced, San Benito, Lake, and Mendocino.

As mentioned in this morning’s earning release, we have been notified of a customer’s intention to delay the commencement of their upgrade project until the next fiscal year. Due to this delay, we expect call box revenue for fiscal ‘07 to total approximately $16 million or approximately $8 million for the second half of fiscal ‘07. This is a $2 million decrease compared to our prior revenue guidance.

Call box gross margin for the second quarter of fiscal ‘06, excuse me, of fiscal ‘07 was 31%. For the second half of fiscal ‘07, call box gross margin is expected to improve slightly as inventory-related charges incurred during the second quarter are expected to decrease.

ChargeSource revenue for the second quarter of fiscal ‘07 totaled $4.5 million, up 9% sequentially and up 165% when compared with the second quarter of the prior fiscal year. We continue to expect ChargeSource revenue for fiscal ‘07 to total approximately $18 million or approximately $9 million for the second half of fiscal ‘07.

ChargeSource gross margin for the second quarter of fiscal ‘07 was 25%. For the second half of fiscal ‘07, ChargeSource gross margin is also expected to improve slightly as inventory-related charges incurred during the second quarter are expected to decrease. As of July 31st, 2006, our net inventory balance for ChargeSource totaled less than $200,000.

WTS revenue for the second quarter fiscal ‘07 totaled $3.7 million, which was down $2.2 million or 37% compared with the second quarter of fiscal ‘06. Tom mentioned revenue derived from our sales to SwissQual, the exclusive reseller in our European region, was down $2.1 million.

As indicated in our earnings press release, the company continues to focus on achieving its revenue target of approximately $20 million for fiscal ‘07. However there are several factors which continue to present challenges to achieving this goal including the relatively small number of wireless carriers and equipment vendor customers, roughness in the company’s European region, and uncertainty regarding the timing and amount of anticipated orders.

WTS gross margin exclusive of software amortization for the second quarter of fiscal ‘07 was approximately 66%, a sequential increase of 11 basis points. And the gross margin for the second quarter benefited from certain higher margin Seven. Five upgrade orders, which may not recur. Accordingly for the second half of fiscal ‘07, WTS gross margin exclusive of software amortization is expected to average approximately 60%.

Now software amortization which is a component of cost of revenue is expected to total $300,000 and $100,000 for the third and fourth quarters of fiscal ‘07 respectively.

Our net income for the second quarter of fiscal ‘07 was $242,000 or $0.03 per share which includes non-cash, stock-based compensation totaling $146,000 or $0.02 per share.

Selling, general, and administrative expenses for the second quarter of fiscal ‘07 totaled approximately $2.6 million, which was up approximately $600,000 compared to the second quarter of the prior fiscal year. On a sequential basis, SG&A expenses were up $100,000.

Now looking forward to the second half of fiscal ‘07, SG&A is expected to be slightly higher than the quarter just completed due to increased professional fees for accounting and Sarbanes-Oxley compliance.

Engineering and support costs for the second quarter of fiscal ‘07 totaled $2.1 million, which was up approximately $300,000 compared to the second quarter of the prior fiscal year. Sequentially, engineering and support costs were up $200,000.

For the second half of fiscal year, engineering and support costs are expected to be slightly higher than the second quarter, driven by our WTS and ChargeSource development initiatives.

And moving on to the balance sheet, as of July 31, 2006, which remains strong, we had cash balances totaling $23 million and our inventory levels continue to decrease as we delivered on the call box upgrade contracts. Finally, our receivables continue to be of high quality with second quarter DSOs coming in at around 73 days.

This concludes my comments and now I’d like to turn the call back over to Tom. Tom?

Tom Franza:	Thanks Dan. We have time now for questions if there are any operator.

Operator:	Thank you sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you would like to ask a question, please press the star, followed by the one, on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. We do ask that if you’re using speaker equipment, you please lift your handset before pressing the numbers. One moment for the first questions please.

Our first question will come from Richard Deutsch. Please state your company affiliation, followed by your question.

Richard Deutsch:	Yes, hi fellows. I’m with Ladenburg Thallman.

Tom Franza:	Hi Rick.

Richard Deutsch:	Hi. I’m interested in some information about the retail for ChargeSource. You said the sales went up about 9% sequentially. How much of that was inventory going into the system? And how much was actual sales increases?

Tom Franza:	We think that it’s most of the revenue if not all of it is really sell-through revenue. We don’t believe there is hardly any inventory in the system. Kensington who’s moving the bulk of the product is very, very sensitive to just-in-time inventory. And as we monitor sell-through and in-store inventory, we believe that they’re running very, very skinny. So we think most of the revenue reflects real sell-through. It’s not pipe filling.

Richard Deutsch:	And a follow-up question to that is do you have same-store information from stores that have been open for a while with Kensington where they’re seeing any year-over-year or quarter-over-quarter, you know, numbers?

Tom Franza:	We don’t have it systematically. We get it sporadically from time to time. But I can’t say that we could really report based on it.

Richard Deutsch:	Right, you don’t know whether individual stores that have carried your items for a while are increasing or just maintaining sales levels?

Tom Franza:	We don’t really have good data at this point.

Richard Deutsch:	Okay. Have they pretty much finished their store-within-a-store upgrades or their promotional upgrades?

Tom Franza:	They have in, for CompUSA and for Circuit City. The store-within-a-store is pretty much in every, just about in every store there. I believe they’re still in the process with Dickson’s in the UK.

Richard Deutsch:	All right. Well thank you very much.

Tom Franza:	Okay Rick.

Operator:	Thank you. Ladies and gentlemen, if there’s additional questions at this time, please press the star, followed by the one, on your pushbutton phone. And if you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment for the next questions.

The next question comes from Joe Noel. Please state your company affiliation, followed by your question.

Joe Noel:	Yeah, hey guys, it’s Joe Noel from Dutton.

Tom Franza:	Hi Joe.

Joe Noel:	Had a quick just clarification. Dan I think you had some guidance on SG&A moving up a little bit. I missed that. I was hoping you could just go through that again.

Dan Lutz:	Yeah, I think what I did is I referenced our second quarter of SG&A, which totaled about $2.6. And for Q3 and Q4, you should look for it to be slightly higher, driven by the two items I referenced, which are professional fees.

Joe Noel:	And what were the two items within professional fees that you mentioned?

Dan Lutz:	Increased accounting fees and--

Joe Noel:	Right.

Dan Lutz:	Then Sarbanes-Oxley compliance costs.

Joe Noel:	Right.

Dan Lutz:	For a planned project we have.

Joe Noel:	Right, okay, thanks.

Dan Lutz:	Yep.

Operator:	Thank you. Our next question will come from Neal Bradsher. Please state your company affiliation, followed by your question.

Neal Bradsher:	Broadwood Capital. On the amortization of the software development costs, it looks based on the current rate of amortization and the remaining balance that you’ve got just two quarters left. So the rest of this fiscal year and then you will fully amortize the capitalized software development costs that were capitalized many years ago. Is that correct?

Dan Lutz:	Well it’s going to, Neal it’s going to tail off a little bit over a longer period. So Q3, we’ve estimated it’s going to be about $300,000 with Q4 of this year as well as Q1 and Q2 of next year running at about $100,000 per quarter. And at that point, it’ll be fully amortized and off our balance sheet.

Neal Bradsher:	Okay, so actually the drop-off is sooner if we’re going to go down to $100,000, which is pretty deminimous. It’s, that’s even sooner than I expected. Okay, and I guess that’s cause there’s still a tail of revenue from products that were, that were developed during that period?

Dan Lutz:	Yeah, there’s numerous development projects that are within that bucket.

Neal Bradsher:	So it has to be matched against the sales of those products?

Dan Lutz:	Exactly, exactly. So if they have their own specific lives and they’re matched to revenues of the specific products. So, but that’ll be fully burned off by I believe the second quarter of next year.

Neal Bradsher:	Okay, that’s helpful. And I guess that helps me to put into perspective, you know, what’s going on in terms of the rise in engineering and support costs spending because, you know, as you mentioned you’re, as Tom mentioned up front, you’re putting a lot of work into developing new products. But if I strip out the $300,000, you know, really it’s not, you know, it’s not all that high relative to the size of the revenue, is it?

Dan Lutz:	No it’s not. And we don’t anticipate capitalizing any additional software development in conjunction with the ongoing projects we have right now.

Neal Bradsher:	So you’ve got double expense right now?

Dan Lutz:	That’s correct.

Neal Bradsher:	And in terms of the SG&A rise, is that sort of over at this point? Or do we flatten out from here?

Dan Lutz:	Yeah, I think we flatten out. We get to a run rate that obviously can be impacted by any initiatives moving forward. But, you know, the 2.6 plus a bit starts become a run rate currently.

Neal Bradsher:	Okay. Good, that’s helpful. Thanks very much.

Dan Lutz:	All right Neal.

Operator:	Thank you. Ladies and gentlemen, if there’s additional questions at this time, please press the star, followed by the one, on your pushbutton phone. If you are using speaker equipment, we ask that you please lift your handset before pressing the numbers. One moment for our next questions please. Management at this time, we have no additional questions in the queue and we’ll turn the presentation over to you for any closing remarks.

Tom Franza:	Okay, well thanks everyone for tuning in and we’ll look forward to the next quarterly call, so it will be coming up in about three months. Take care. Bye-bye.

END